Exhibit 99.1

Verity Completes Acquisition of Cardiff Software

Brings Document Capture, e-Forms, and Business Process Automation to

Intellectual Capital Management

SUNNYVALE, Calif. – March 16, 2004 – Verity Inc., (NASDAQ: VRTY), a leading provider of enterprise software that enables organizations to maximize the return on their intellectual capital investment, today announced the completion of its acquisition of Cardiff Software Inc., a privately-held developer of technology that enables the capture and automation of dynamic business information, for an aggregate purchase price of approximately $50 million in cash after adjusting for Cardiff’s net cash balance as of the close of the transaction.

The blending of Verity and Cardiff’s technologies will result in software that spans the content lifecycle from its origin with content capture and e-forms, its movement with business process automation, and its use via search, classification and recommendation capabilities. “We are excited to have the opportunity to extend intellectual capital management capabilities to the very beginning of the dynamic information flow for organizations of all sizes and types and to provide them with the ability to extract and exploit greater value from their structured and unstructured data than ever before,” said Anthony J. Bettencourt, Verity’s president and CEO. “Verity will now be able to help more customers, in more ways, deal with their intellectual capital management challenges effectively.”

With the closing of this transaction, Verity gains approximately 8,000 new customer relationships worldwide. Although the Cardiff corporate brand will be discontinued, Verity will retain the product names TeleForm®, LiquidOffice™, LiquidCapture™, and TeleForm® MediClaim. Support and maintenance services for existing Cardiff customers will remain in place. Work is underway to enhance existing Verity and Cardiff software as well as to identify new product opportunities. Verity expects to provide details on product portfolio changes and potential additions shortly.

“Verity now has the ability to enable enterprises, in both the private and public sectors, to make better use of their information assets,” said Dennis Clerke, Verity’s vice president and general manager of content capture, and former president and CEO of Cardiff. “This is an exciting, positive development that we believe will yield significant benefits to all our customers.”

The Cardiff product line consists of TeleForm, LiquidOffice, LiquidCapture and TeleForm MediClaim, a broad suite that automates document capture, e-Forms and workflow-driven business processes. That software joins the Verity product portfolio, which includes Verity® K2 Enterprise and K2 Catalog advanced search, classification and recommendation software, and the Verity® Ultraseek® downloadable enterprise search engine. Other Verity products include OEM offerings such as Verity® K2 Developer and the Verity® KeyView® line of filter, viewing and export technology.

“Combining Verity’s search, classification and recommendation technology with content capture, e-forms and business process automation brings important new capabilities to our product solutions that already play mission-critical roles in many enterprises,” Bettencourt said. “This is an important step in Verity’s strategic growth plan as a company and as a partner to small, medium and large organizations around the globe.”

About Verity

Headquartered in Sunnyvale, Calif., Verity provides software solutions that enable organizations to maximize the return on their intellectual capital investment of all sizes and types by utilizing Verity’s industry-leading enterprise search, classification and recommendation technologies across their entire dynamic information flow. Verity software is used to capture content, drive automated business processes, share information within and between enterprises and facilitate e-commerce sales and service activities. Verity technology also serves as a core component of many leading business applications.

Verity software solutions are used by more than 11,500 customers in the private and public sectors. Customers include Adobe Systems, American Express, AT&T, Bristol-Myers Squibb, British Petroleum, Cap Gemini Ernst & Young, Cardinal Health, Cisco Systems, EMC Documentum, Dow Jones, Financial Times, Hewlett-Packard, Home Depot, Lotus, Kaiser Permanente, META Group, SAP, Siemens, the State of California, Stellent, Sybase, the U.S. Departments of Energy and Justice, and the U.S. Army.

Forward-Looking Statements

The statements in this press release regarding the benefits Verity expects it and its customers will obtain from the acquisition of Cardiff Software are forward-looking statements that involve risks and uncertainties that could cause actual results to differ from these forward-looking statements. Such risks and uncertainties include, without limitation: the potential difficulties and uncertainties in the assimilation of technologies, methodologies and products of Cardiff into

Verity’s products; the risk of loss of key personnel Verity expects to hire from Cardiff; diversion of management attention from other business concerns; and the risk that the integration of the potential benefits of Cardiff technology and personnel into Verity will not be successful due to company culture or other issues. As a result, actual results may differ substantially from Verity’s expectations. For further information on risks affecting Verity, refer to the section entitled “Risk Factors” in Verity’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 9, 2004. Verity undertakes no obligation to update the information in this press release.

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For more information, contact Verity at info@verity.com or at World Wide Web site http://www.verity.com or call 408-541-1500.

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